EXHIBIT 99.1

Contact:	James P. Zeumer
Senior Vice President, Public Affairs, Communications & Investor Relations
480-627-2785
FOR IMMEDIATE RELEASE
ALLIED WASTE REPORTS FOURTH QUARTER AND FULL YEAR 2006 RESULTS
COMPANY ESTABLISHES OUTLOOK FOR 2007
Phoenix, AZ — February 15, 2007 — Allied Waste Industries, Inc. (NYSE: AW), a leading waste services company, today reported financial results for the fourth quarter and full-year ended December 31, 2006. Allied Waste highlighted the following information from its reported quarterly financial results:
•	Internal revenue growth of 4.0% was driven by average price increases of 4.8%, partially offset by a decrease in volume of 0.8%;

•	Operating income increased 8.1% to $254 million compared to $235 million for the fourth quarter 2005 and the operating margin expanded by 100 basis points in the quarter, compared with 2005. The fourth quarter 2006 operating income includes an $8 million charge due to asset impairments;

•	Reported fourth quarter 2006 diluted earnings from continuing operations of $0.00 per share includes a $0.16 charge for income tax related matters and a $0.01 charge due to asset impairments. Before these charges, fourth quarter diluted earnings were $0.17 per share. Prior year fourth quarter EPS of $0.15 per share includes a $0.03 benefit for tax related matters;

•	Cash flow from operations increased 17% to $280 million from $240 million in the fourth quarter 2005; and

•	Debt, net of cash, was reduced by $146 million during the fourth quarter 2006.
“We are pleased with the strength of Allied’s operating and financial results for both the fourth quarter and full year 2006,” said John Zillmer, Chairman and Chief Executive Officer. “We continued to expand our revenue base through profitable growth, while we improved our operating margin, cash flow, and return on invested capital. We believe that our 2006 achievements provide a solid foundation upon which we can continue to improve our operating results and cash flow again in 2007.”
Revenue for the fourth quarter ended December 31, 2006, was $1.494 billion, an increase of 1.8% from $1.468 billion in the fourth quarter 2005. The increase in revenue resulted from internal growth of 4.0%, partially offset by a 2.2% decrease due to net divestitures and non-core revenue. Core internal revenue growth was comprised of a 4.8% increase in same store average unit price, which includes a 0.8% increase associated with a fuel recovery fee, partially offset by a 0.8% decrease in same-store volumes, primarily due to the year-over-year reduction in roll-off volumes from hurricane impacted regions.
Operating income for the fourth quarter 2006 increased 8.1% to $254 million, compared with $235 million for the fourth quarter 2005. Operating income as a percent of revenue increased 100 basis points to 17.0%, from 16.0% in the fourth quarter of 2005. Gross margin* for the quarter was 36.8%, an increase of 200 basis points over fourth quarter 2005, as the Company’s cost containment and productivity improvement programs continued to yield positive results in tandem with strong profitable revenue growth. SG&A expenses as a percent of revenue increased to 9.9% from 9.3% in the fourth quarter 2005 primarily due to salary and incentive compensation increases, and increased franchise taxes. Also, included in fourth quarter 2006 operating income is an $8 million non-cash charge for impaired assets primarily related to a decision to discontinue development and/or operations at two landfill sites and a charge related to the relocation of the Company’s Operations Support Center.

In the fourth quarter, the Company increased its income tax provision by $58 million, primarily resulting from interest charges on previously recorded tax liabilities currently under review by income tax authorities and from adjustments to state tax matters. This reduced reported earnings for the quarter by $0.16 per share.
Cash flow from operations in the fourth quarter 2006 increased 17% to $280 million from $240 million in the fourth quarter 2005 driven by the improvements in operating income and changes in working capital. During the fourth quarter 2006, free cash flow* was $148 million, an increase from $89 million in the fourth quarter 2005 driven by the improvements in operating income and lower capital spending.
Allied Waste also highlighted the following information from its reported financial results for the full year ended December 31, 2006:
•	Internal revenue growth of 6.7% exceeded the original goal of 5% and was driven by 5.9% price growth and 0.8% volume growth;

•	Operating income for the year was $967 million, an increase of 5.6% compared with $916 million for 2005;

•	Operating income before depreciation and amortization, divestitures and impairments* increased 6.1% to $1.559 billion compared to $1.470 billion for 2005;

•	Cash flow from operations increased 29.3% to $922 million compared with $713 million for 2005;

•	Free cash flow* for the year more than doubled to $265 million compared with $108 million for 2005, driven by the improvements in operating income and a benefit from working capital;

•	Efficient capital investment of $670 million supported ongoing operations, yet was $30 million below initial 2006 guidance; and

•	Debt, net of cash, was reduced by $219 million, to $6.8 billion.
2007 OUTLOOK
Allied Waste also announced its outlook for the full year 2007 including the following:
•	Revenue growth of approximately 3% to 4%, comprised of price growth of 3% to 4% and volume growth of 0% to 1%;

•	Operating income of approximately $1.025 billion to $1.075 billion;

•	Depreciation and amortization of approximately $600 million;

•	Operating cash flow of approximately $975 million to $1,025 million, including the impact of the change in disbursements account, which is reflected in financing activities;

•	Capital expenditures of approximately $700 million;

•	Free cash flow* of approximately $300 million to $325 million;

•	Dividends on preferred stock of approximately $40 million; and

•	Debt repayment of approximately $260 million to $285 million.
Allied Waste has filed supplemental data on Form 8-K that is accessible on the Company’s website or through the SEC EDGAR System.
Allied Waste will host a conference call related to the fourth quarter results on Thursday, February 15th at 5:00 p.m. ET. The call will be broadcast live over the Internet on the Company’s website: www.alliedwaste.com. A replay of the call will be available on the site after the call.

Allied Waste Industries, Inc., a leading waste services company, provides collection, recycling and disposal services to residential, commercial and industrial customers in the United States. As of December 31, 2006, the Company operated a network of 304 collection companies, 161 transfer stations, 168 active landfills and 57 recycling facilities in 37 states and Puerto Rico.

*        Information Regarding Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with generally accepted accounting principles (GAAP), the Company also discloses gross profit before depreciation and amortization (revenue less cost of operations) which is used in computing gross margin, operating income before depreciation and amortization, divestitures and impairments and free cash flow, which are non-GAAP measures.
We believe that our presentation of gross profit before depreciation and amortization is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including the ability to grow revenue and manage the associated direct costs. While selling, general and administrative costs, depreciation and amortization and loss from divestitures and asset impairments are considered components of operating income under GAAP, management uses gross profit before depreciation and amortization to evaluate business growth and the efficiency of our operations. Following is a reconciliation of gross profit before depreciation and amortization to operating income:

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
($ in millions)	2006	2005	2006	2005
Gross profit before depreciation and amortization	$549.2	$510.3	$2,154.5	$1,989.1
Less: Selling, general and administrative expenses	147.9	136.9	595.3	519.2
Less: Depreciation and amortization	139.3	138.1	569.3	554.4
Less: Loss from divestitures and asset impairments	8.0	—	22.5	—

Operating income	$254.0	$235.3	$967.4	$915.5

We believe that our presentation of operating income before depreciation and amortization, divestitures and impairments is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses are non-cash and primarily represent the allocation of costs associated with long-lived assets acquired or constructed in prior years. Management uses operating income before depreciation and amortization to evaluate the operations of our geographic operating regions. Following is a reconciliation of operating income before depreciation and amortization, divestitures and impairments to operating income:

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
($ in millions)	2006	2005	2006	2005
Operating income before depreciation and amortization, divestitures and impairments	$401.3	$373.4	$1,559.2	$1,469.9
Less: Loss from divestitures and asset impairments	8.0	—	22.5	—

Operating income before depreciation and amortization	393.3	373.4	1,536.7	1,469.9
Less: Depreciation and amortization	139.3	138.1	569.3	554.4

Operating income	$254.0	$235.3	$967.4	$915.5

Free cash flow is defined as cash flow from operations, including the impact of the change in disbursements account, which is reflected in financing activities, less capital expenditures, plus proceeds from fixed asset sales and transaction related refinancing charges. Management believes the presentation of free cash flow is useful to investors because it allows them to better assess and understand the Company’s ability to meet debt service requirements and the amount of recurring cash generated from operations after expenditures for fixed assets. Free cash flow does not represent the Company’s residual cash flow available for discretionary expenditures since we have mandatory debt service requirements and other required expenditures that are not deducted from free cash flow. Free cash flow does not capture debt repayment and/or the receipt of proceeds from the issuance of debt. We use free cash flow as a measure of recurring operating cash flow. The most directly comparable GAAP measure to free cash flow is cash provided by operating activities from continuing operations.
Following is a reconciliation of free cash flow to cash provided by operating activities from continuing operations:

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
($ in millions)	2006	2005	2006	2005
Free cash flow	$147.6	$88.8	$264.6	$108.4
Add: Capital expenditures	159.5	204.5	669.3	695.9
Less: Change in disbursement account	(16.5)	(43.4)	47.3	(21.9)
Less: Premium on debt repurchases	—	—	(37.2)	(49.5)
Less: Proceeds from sale of fixed assets	(10.6)	(9.9)	(22.4)	(20.3)

Cash provided by operating activities from continuing operations	$280.0	$240.0	$921.6	$712.6

Following is a reconciliation of the 2007 free cash flow outlook to cash provided by operating activities from continuing operations (in millions):

2007 Outlook
Free cash flow	$300-325
Add: Capital expenditures	700

Cash provided by operating activities including the impact of the change in disbursement account	1,000-1,025
Less: Change in disbursement account	0-25

Cash provided by operating activities from continuing operations	$975-1,025

Allied does not intend for these non-GAAP financial measures to be considered in isolation or as a substitute for GAAP measures. Other companies may define these measures differently.
Safe Harbor for Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “outlook,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in these forward looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Forward looking statements in this press release include, among others, statements regarding our 2007 outlook or ability to meet our full year goals for 2007 including our ability to improve on operating results, cash flows, operating margin, and return on invested capital, and our prospects for 2007 and beyond.

These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially including, without limitation: (1) weakness in the U.S. economy may cause a decline in the demand for the Company’s services (particularly in the commercial and industrial sectors), a decline in the price of commodities sold by us, increased competitive pressure on pricing and generally make it more difficult for us to predict economic trends; (2) we may be impeded in the successful integration of acquired businesses and our market development efforts, which may cause significant increases in our waste disposal expenses; (3) we may be unsuccessful in achieving greater aggregate revenues from price increases; (4) a change in interest rates or a reduction in the Company’s cash flow could impair our ability to service and reduce our debt obligations; (5) volatility in interest rates may, among other things, affect earnings due to our variable interest rate debt, possible mark to market changes on certain interest rate hedges; (6) divestitures by us may not raise funds exceeding financing needed for future acquisitions or may not occur at all; (7) severe weather conditions could impair our operating results; (8) the covenants in our credit facilities and indentures may limit our ability to operate our business; (9) we could be unable to obtain required permits; (10) we may be unable to raise additional capital to meet our operational needs; (11) our ability to service and refinance our debt and operate our business because of our significant leverage; (12) increases in final capping, closure, post-closure, remediation and regulatory compliance costs could result in an increase in our operating costs; (13) we may be unable to obtain financial assurances, including if our bonds are downgraded; (14) the loss of services of any members of senior management may affect our operating abilities; (15) government regulations may increase the cost of doing business; (16) potential liabilities, including the outcome of litigation brought by government agencies, liabilities associated with our acquisitions and hazardous substance and environmental liabilities could increase costs; (17) potential increases in commodity, insurance, oil and fuel prices may make it more expensive to operate our business; (18) potential increases in our operating costs or disruption to our operations as a result of union initiated work stoppages; (19) risks associated with undisclosed liabilities of acquired businesses; (20) the effect that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills and waste-to-energy facilities; (21) we may not be able to realize some or all anticipated net benefits associated with the best practice programs; (22) potential earnings volatility resulting from impairment of the Company’s goodwill; (23) changes in internal controls resulting from compliance with the Sarbanes-Oxley Act of 2002 and any associated costs; (24) potential issues arising from changes in accounting estimates and judgments; and (25) the outcome of legal or tax proceedings; (26) we may not realize expected benefits from market realization plan and business development plan; (27) our insurance may not be adequate to cover environmental liabilities; (28) new accounting rules may impact earnings; (29) price increases may not be adequate to offset the impact of inflation and business growth on our costs; (30) the outcome of examination or administrative review by various federal and state taxing authorities.
Other factors which could materially affect such forward-looking statements can be found in the Company’s periodic reports filed with the Securities and Exchange Commission, including risk factors detailed in Management’s Discussion and Analysis in Allied’s Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended September 30, 2006. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in millions, except per share data and percentages)
(unaudited)

	For the Three		For the Three
	Months Ended	% of	Months Ended	% of
	December 31, 2006	Revenues	December 31, 2005	Revenues
Revenue	$1,494.3	100.0%	$1,468.0	100.0%
Cost of operations	945.1	63.2%	957.7	65.2%
Selling, general and administrative expenses	147.9	9.9%	136.9	9.3%
Depreciation and amortization	139.3	9.3%	138.1	9.5%
Loss from divestitures and asset impairments (A)	8.0	0.6%	—	—%

Operating income	254.0	17.0%	235.3	16.0%
Interest expense and other	130.0	8.7%	130.3	8.8%

Income before income taxes	124.0	8.3%	105.0	7.2%
Income tax expense (B)	114.1	7.6%	37.6	2.6%
Minority interest	0.1	0.0%	0.5	0.0%

Income from continuing operations	9.8	0.7%	66.9	4.6%
Discontinued operations, net of tax	—	—%	0.6	0.0%
Cumulative effect of change in accounting principle, net of tax	—	—%	(0.8)	(0.1)%

Net income	9.8	0.7%	66.7	4.5%
Dividends on Series C Preferred Stock	—	—%	(5.4)	(0.4)%
Dividends on Series D Preferred Stock	(9.4)	(0.7)%	(9.4)	(0.6)%

Net income available to common shareholders	$0.4	0.0%	$51.9	3.5%

Weighted average common and common equivalent shares	369.7		449.7

Diluted income per share from continuing operations (C)	$0.00		$0.15

Diluted income per share (C)	$0.00		$0.15

(A)	Loss from divestitures and asset impairments of $8.0 million (or $0.01 per share) primarily related to a decision to discontinue development and/or operations at two landfill sites and the relocation of the company’s operations support center.

(B)	Income tax expense for 2006 includes $58.2 million (or $0.16 per share) consisting of: $21 million of interest charges on previously recorded liabilities currently under review by the applicable taxing authorities, $14 million in adjustments relating to state tax matters attributable to prior years, a $12 million increase in our valuation allowance for state net operating loss carry-forwards, and $11 million relating primarily to adjustments of state income taxes. Income tax expense for 2005 includes a $12.6 million (or $0.03 per share) benefit primarily driven by state income taxes and provision to return adjustments.

(C)	Earnings per share for the three months ended December 31, 2005 is calculated using income from continuing operations, adjusted for the impact of the convertible securities, divided by the share base, as the dilutive impact of the convertible securities is included in the share count. (See the Earnings Per Share Computation table on page 7 of Exhibit 99.2 for the calculation.)

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in millions, except per share data and percentages)
(unaudited)

	For the Year Ended	% of	For the Year Ended	% of
	December 31, 2006	Revenues	December 31, 2005	Revenues
Revenue	$6,028.8	100.0%	$5,734.8	100.0%
Cost of operations	3,874.3	64.3%	3,745.7	65.3%
Selling, general and administrative expenses	595.3	9.9%	519.2	9.1%
Depreciation and amortization	569.3	9.4%	554.4	9.6%
Loss from divestitures and asset impairments (A)	22.5	0.4%	—	—%

Operating income	967.4	16.0%	915.5	16.0%
Interest expense and other (B)	567.9	9.4%	588.0	10.3%

Income before income taxes	399.5	6.6%	327.5	5.7%
Income tax expense (C)	238.5	3.9%	133.9	2.3%
Minority interest	0.1	0.0%	(0.2)	(0.0)%

Income from continuing operations	160.9	2.7%	193.8	3.4%
Discontinued operations, net of tax	—	—%	10.8	0.2%
Cumulative effect of change in accounting principle, net of tax	—	—%	(0.8)	(0.0)%

Net income	160.9	2.7%	203.8	3.6%
Dividends on Series C Preferred Stock	(5.4)	(0.1)%	(21.6)	(0.4)%
Dividends on Series D Preferred Stock	(37.5)	(0.6)%	(30.4)	(0.6)%

Net income available to common shareholders	$118.0	2.0%	$151.8	2.6%

Weighted average common and common equivalent shares	359.3		330.1

Diluted income per share from continuing operations	$0.33		$0.43

Diluted income per share	$0.33		$0.46

(A)	Loss from divestitures and asset impairments of $22.5 million (or $0.04 per share) primarily related to a decision to discontinue development and/or operations at three landfill sites, asset sales completed as a result of our market rationalization focus and the relocation of the company’s operations support center.

(B)	Interest expense and other includes $41.3 million (or $0.07 per share) and $62.6 million (or $0.11 per share), for 2006 and 2005, respectively, related to the write-off of deferred financing costs and premiums paid in conjunction with the early repayment of debt.

(C)	Income tax expense for 2006 includes $58.2 million (or $0.16 per share) consisting of: $21 million of interest charges on previously recorded liabilities currently under review by the applicable taxing authorities, $14 million in adjustments relating to state tax matters attributable to prior years, a $12 million increase in our valuation allowance for state net operating loss carry-forwards, and $11 million relating primarily to adjustments of state income taxes. Income tax expense for 2005 includes a $34.6 million (or $0.10 per share) benefit primarily driven by the then pending sales of certain operations and provision to return adjustments.